MASTER FACTORING AGREEMENT

THIS MASTER FACTORING AGREEMENT (this “Agreement”) is made and entered by and between CONTINUITYX, INC. a corporation organized and existing under the laws of Delaware (referred to throughout this Agreement as “you”), and FOREST CAPITAL, LLC, a Maryland limited liability company (referred to throughout this Agreement as “we” or “us”), effective as of the date (hereafter, the “Effective Date”) upon which the last party to execute this Agreement affixes its signature hereto.

1.	PURCHASE AND SALE OF ACCOUNTS RECEIVABLE

1.1.  Scope of Agreement. This Agreement contains the general terms and conditions under which, from time to time during the Term, you may offer and sell to us and we may accept and purchase from you in our sole and absolute discretion certain of your Accounts specifically identified to this Agreement pursuant to Paragraph 1.2. As used herein, the term “Accounts” means, Collectively, accounts, contract rights and other forms of obligation arising in the ordinary course of business from the sale or lease of goods or rendition of services. This Agreement does not by itself constitute a commitment or undertaking by us to provide financing to you. We will not be obligated to purchase any of your Accounts or to make any Advances to you in respect thereof except as set forth on Assignments duly tendered by you and accepted by us pursuant to the provisions of Paragraph 1.2.

1.2. Implementation. Each purchase and sale of Accounts hereunder shall be evidenced by our mutual execution of an Assignment and Transfer of Accounts Receivable substantially in the form, of Exhibit A (each an “Assignment”). (An Account identified in a duly executed Assignment, including the rights appurtenant thereto pursuant to Paragraph 1.3, is hereinafter called an “Assigned Account”) Each purchase of Accounts shall be subject to all of the terms and conditions of this Agreement, which terms and conditions shall be deemed incorporated by reference into each Assignment. An Account shall be deemed accepted by us upon and only upon our execution and delivery to you of the applicable Assignment. In connection with evaluating Accounts proposed for factoring hereunder, we reserve the right to conduct such due diligence and verifications and to impose such related requirements as we may reasonably determine, including but not limited to investigating the credit rating and/or credit history of the customer obligated on the Account and requiring an enforceable written contract between you and such customer upon terms acceptable to us.

1.3.  Effect of Assignment. Without the necessity for further action, each Assignment shall automatically vest in us all of your right, title and interest in and to the Assigned Accounts together with (a) full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in our name or otherwise, (b) any notes or drafts related thereto, (c) the contracts under which such Accounts arose, (d) your books and records relating thereto, whether written or recorded electronically on computer-readable discs or any other digital or machine-readable form or medium (“Account Records”), (e) any returned, rejected or repossessed goods (if any) giving rise to such Accounts, (f) your rights as an unpaid vendor or lienor, (g) all rights of stoppage in transit, replevin, repossession and reclamation, (h) all deposits and security therefor and guarantees thereof, (i) all rights to insurance proceeds resulting therefrom, and (j) all payments or other proceeds of the foregoing in any form (all of the foregoing being included in the term “Assigned Accounts”). Nothing contained in this Agreement or any Assignment shall be deemed to constitute an assumption by us of any liability with respect to or impose any duty or obligation upon us in favor of any Account Debtor or any other third party in connection with the Accounts.

1.4.  Account Documentation. Upon acceptance by us of any Assignment, you will deliver to us: (a) copies of all documents evidencing the Accounts listed thereon and (b) such other documentation as we require, in form satisfactory to us in all respects.

1.5.  Exclusivity. During the Term of this Agreement, you will not sell, factor, assign, or pledge any of your Accounts except to us or for our benefit under this Agreement, nor will you obtain or utilize any third-party line of credit except as we may otherwise agree in writing in our sole and absolute discretion.

2.	FEES AND PAYMENT

2.1.  Purchase Price. The purchase price payable by us for each Assigned Account (the “Purchase Price”) shall be an amount equal to the net face value of the Account less the applicable Discount Fee, subject to the adjustments provided in Paragraph 2.3.

2.2.  Discount Fee. As used herein, with respect to any Assigned Account, “Discount Fee” means a percentage of the net face value of the Account based on the number of days elapsing from and including the date of our acceptance of the Account to and including the date on which we shall have collected the Account in full in good funds, all as set forth more particularly in the table immediately below, provided that in no event shall the Discount Fee be less then twenty-five dollars ($25,00).

DAYS ELAPSED	CUMULATIVE DISCOUNT FEE
1-30	1.30%
31-45	1.95%
46-60	2.60%
61-75	3.25%
76-90	3.90%
Over 90	3.90% plus an additional 65% for each 15 days (or portion thereof) elapsing after the 90th day

2.3.  Payment.

2.3.1. Upon our acceptance of each Assigned Account as evidenced by our execution of the applicable Assignment, we will pay to you on account of the Purchase Price an amount (an “Advance”) equal to Seventy percent (70%) (the “Advance Rate”) of the aggregate net face value of the Assigned Accounts covered thereby; provided, however, that at our election and upon notice to you at any time after the occurrence of an Event of Default, the Advance Rate shall be reduced by thirty percent (30%) (or such lesser percentage as we in our sole and absolute discretion may determine) for any or all subsequent Assignments or individual Assigned Accounts. With respect to any Assigned Account, on or before the fifth business day following the date on which we have collected such Account in full in good funds, we will pay to you the balance of the Purchase Price for such Account, if any, minus all returns, credits, allowances and discounts on the shortest or, at our option, on any alternative terms of sale offered by you to Account Debtors, and all other unpaid-sums, liabilities, and Obligations with respect to such Account charged or chargeable to your account under Section 3 or otherwise under this Agreement (“Chargebacks”). We will debit payments due you to establish and maintain an account (“Forest Contingency Account”) in the amount of five percent (5%) of the uncollected Assigned Accounts. We may draw on the Forest Contingency Account to reimburse itself for payment defaults of Assigned Accounts or at such time as we determine that Assigned Accounts have become uncollectible. These Assigned Accounts will then be reassigned by us to you without recourse.

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2.3.2. With respect to any Assigned Account, if due to the passage of time the excess of the net face value of the Account over our Advance is insufficient to cover the accrued Discount Fee: (a) the Purchase Price of such Account shall deemed to be the amount of the Advance and you shall be entitled to no further payment in respect thereof; and (b) you shall be liable to us for the amount of the deficiency as the same may accrue until collection.

2.3.3. Any provision of this Agreement to the contrary notwithstanding, the aggregate principal amount of Advances to you outstanding at any time and from time to time under this Agreement shall not exceed a maximum of Five Hundred Thousand Dollars ($500,000). The stipulation of such maximum (hereafter, the “Facility Limit”) is without prejudice to our absolute and continuing discretion under the last two sentences of Paragraph 1.1 and shall not be construed to entitle you to Advances in such amount as a matter of right.

2.3.4  Accounts from any single payor shall not exceed twenty percent unless approved in writing by us. It is acknowledged and accepted in writing that AT&T is the significant and in some cases the sole payor of accounts.

2.4. Minimum Discount Fee.

2.4.1.There is no Minimum Discount Fee for months one thru three of the Agreement.

2.4.2.For months four thru twelve of the Agreement the Minimum Discount Fee is Seven Hundred fifty dollars ($750) a month

2.4.3.For months thirteen to twenty-four the Minimum Volume Fee is One Thousand Five Hundred Dollars ($1,500) a month.:

2.5. Noncompliance Fees. Without limiting any of our general rights and remedies for breaches of this Agreement by you:

2.5.1. If you fail for any reason to include the legend required by the last sentence of Subparagraph 3.1.2 on any invoice representing an Account, we may assess and if so you will pay on demand a missing notation fee in the amount of fifteen percent (15%) of the net face value of such Account.

2.52. If you receive any payment on an Account and fail to comply with the provisions of Subparagraph 3.1.3. we may assess and if so you will pay on demand a misdirected payment fee in the amount of fifteen percent (15%) of the net face value of such Account.

2.6. Early Termination Fee. If you terminate this Agreement pursuant to Subparagraph 8.2.1 prior to the expiration of the Initial Term, you will pay to us on or before the effective termination date an early termination fee equal to four percent (4%) of the amount of the Facility Limit if the Agreement is terminated prior to its expiration date. The 4% Early Termination fee will be pro-rated based on the remaining months of the Initial Term as a percentage of the number of months (24) of the Initial Term. No Early Termination Fee will be due if the Termination is made in the last 30 days of the Initial Term.

2.7 Charges in Lieu of Payment. In our sole discretion, we may charge your account for all fees and other amounts you are required to pay us under this section.

2.8   Commitment Fee. The initial commitment fee will be 2% (two percent) of the initial purchase commitment and will be payable in two equal installments: the first at the time of the first purchase and the second on the first anniversary of the Facility. Any increases in the Purchase Commitment will require payment of additional Commitment Fees of 2% (two percent) of the increase at the time of the increase. The Commitment Fee shall be deemed earned upon the signing of binding documentation reflecting the Purchase Commitment

3.	COLLECTION OF ACCOUNTS

3.1. Collection Procedure.

3.1.1.During the Term of this Agreement and continuing until all Assigned Accounts and all of your Obligations have been fully and indefeasibly paid and performed, we will have full and exclusive power and authority to collect your Accounts whether or not in a particular case you have assigned the Account to us; provided, however, that upon our receipt of any payment with respect to an Account that you have not assigned to us, and so long as you are not in then default of any your Obligations, we will remit such payment to you or, at your request, apply such payment as you may direct, subject to any then outstanding Chargebacks. Remittances required by this subparagraph will be paid to you weekly except as otherwise directed by you. It you receive any payment on any Account, you will immediately remit such payment in the form received (with any necessary endorsement) directly to us. Until so remitted, you will hold such payment in trust for us separate and apart from all of your other funds.

3.1.2.Promptly following our mutual execution of this Agreement, you will (and we at our option may) notify in writing all persons obligated to make payments on or with respect to any Account (collectively, “Account Debtors”) (i) that you have granted to us a security Interest in the Account or, if applicable, that the Account has been sold and mat the amount due or to become due has been assigned to us, (ii) that payment is to be made to us (and not to you) into a designated lockbox over which we have exclusive dominion, control and power of access and withdrawal (a “Lockbox”), and (iii) that all checks and other items of payment in respect of the Account are to be made payable to our order. You will (and we at our option may) obtain from each Account Debtor written acknowledgment by such Account Debtor confirming its receipt of such notice. On and after the date hereof, you shall also include such notice plainly and conspicuously as a legend on the face of each invoice you issue representing an Assigned Account.

3.1.3.You hereby authorize us at our option and in our sole discretion to collect and receive payments directly from Account Debtors in our own name. If we elect to exercise this option with respect to any Account, you shall (and we at our option may) include in the notices required under Subparagraph 3.1.2 a further statement that the Account represented thereby has been sold and assigned to us and that the Account Debtor shall make all checks in respect of the Account payable to us or our designee.

3.2. Power of Attorney. You hereby irrevocably constitute and appoint us, and each of our agents or employees, as your lawful attorney-in-fact (without requiring us to act as such), coupled with an interest, to exercise at any time any of the following powers: (i) to receive, endorse and deposit all payments from Account Debtors; (ii) to transmit to any party the notices required by Subparagraph 3.1.2. (iii) to institute any proceedings deemed by us necessary to effect collection of Accounts; (iv) to settle, compromise or litigate any dispute concerning any Account; and (v) to execute in your name such documents, instruments and affidavits as we may require from time to time in order to evidence and perfect our security interest in the Collateral or (without waiving your representation in Subparagraph 5.5.5) to satisfy any statutory condition to payment of an Account under applicable law. We will not be liable for any act, omission, error of judgment, or mistake of fact or law in connection with our exercise of the aforesaid powers as your lawful attorney-in-fact.

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3.3. Costs and Expenses. You will reimburse us on demand for any and all fees, costs, and expenses (including but not limited to reasonable attorneys’ fees) incurred by us in connection with protecting, maintaining, preserving or enforcing your Accounts and/or our rights under this Agreement or in connection with any bankruptcy, insolvency, or similar proceeding involving you or your assets; making lien or title examinations or filing notices with respect to your Accounts; defending or prosecuting any action or proceeding related to this Agreement; and filing and recording financing statements (including amendments thereto and continuation statements thereof) and termination statements under the UCC relating to our security interest in the Collateral.

3.4. Disputes. You will notify us promptly of any Dispute concerning an Account. If we request you to do so, you will use your best efforts to settle the Dispute. Alternatively, we may (but shall be under no obligation to) attempt to settle, compromise or litigate the Dispute upon such terms as we in our sole discretion deem advisable, for your account and risk and at your sole expense. In no event shall you settle compromise or adjust any Account or grant any additional discounts, allowances or credits thereon without in each case our prior written consent. As used herein, “Dispute” means any actual or alleged defense, counterclaim, offset, dispute or other claim asserted by the Account Debtor with respect to an Account other than the Account Debtor’s Insolvency. “Insolvency,” with respect to an Account Debtor means the financial inability of an Account Debtor to make payment at maturity unless the relevant Account is the subject of a Dispute.

3.5. Indemnification. You will indemnify and defend us and hold us harmless from and against any and all liabilities, claims, costs and expenses (including but not limited to reasonable attorneys’ fees and court costs) related to or arising out of our commercially reasonable efforts to collect or attempt to collect any Account.

3.6. No Agency. Any provision of this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed to constitute us as your agent or to obligate us to assume any of your obligations with respect to any Account. We will not have any liability for any error or omission or delay occurring in the settlement, collection or payment of any Account.

4.	RECOURSE

4.1. Repurchase of Accounts. In the event that (a) an Assigned Account becomes the subject of a Dispute, (b) there exists any breach of your representations, warranties or covenants under this Agreement with respect to an Assigned Account, (c) an Assigned Account is not paid on or before the expiration of Ninety (90) days from its invoice date (such an Account being hereinafter referred to as a “Late Account”), or (d) we reasonably deem ourselves insecure with respect to any Assigned Account in light of material changes in the creditworthiness of the Account Debtor or otherwise, then and in any such event you shall immediately upon our written demand pay to us in cash (except as otherwise provided in Paragraph 4.2) an amount (the “Account Repurchase Price”) equal to (i) the sum of the Advance for such Account plus any and all accrued fees hereunder (calculated to the date of repurchase) and un-reimbursed costs and expenses associated with such Account minus (ii) the paid portion of such Account, if any; and upon receipt of the Account Repurchase Price we will execute and deliver to you an appropriate instrument whereby title to such Account shall be reassigned to you subject to our continuing security interest therein. With respect to any Assigned Account that becomes the subject of a Dispute, your obligations under this paragraph are irrespective of any accord and satisfaction of such Account as against the Account Debtor by operation of Section 3-311 of the Uniform Commercial Code as adopted and in effect in the applicable jurisdiction (the “UCC”).

4.2. Set-off. In lieu of payment in cash, we may (but shall not be obligated to) set off and apply against amounts payable by you under this section present and future Advances in respect of other Assigned Accounts.

4.3. Repurchase on Default. Without limiting our other remedies under this Agreement or applicable law, upon the occurrence of an Event of Default as hereinafter defined, you shall immediately upon our written demand repurchase from us all outstanding Assigned Accounts for the aggregate Account Repurchase Price calculated in accordance with Paragraph 4.1.

5.	REPRESENTATIONS AND WARRANTIES

To induce us to purchase Accounts from time to time, you make the following representations and warranties, each of which will survive the execution and delivery of this Agreement and will be deemed to be continuous and renewed as of the date of our acceptance of each Assignment. Such representations and warranties shall survive the termination of this Agreement.

5.1.  General. You are a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction set forth immediately following your name in the preamble to this Agreement. The preamble to this Agreement sets forth truly and accurately your exact legal name as registered in such jurisdiction. You do business exclusively under such name and do not use any trade name or other fictitious name.

5.2.  Authority and Enforceability. You represent and warrant that you have all requisite power and authority to execute, deliver and perform this Agreement, including each Assignment delivered hereunder. This Agreement has been duly and validly executed and delivered by you and constitutes your legal, valid, and binding obligation enforceable against you in accordance with its terms. The execution, delivery and performance of this Agreement by you does not contravene your articles of incorporation, by-laws or operating or partnership agreement, as applicable, or any other agreement, instrument, or commitment to which you are a party or by which you or any of your assets or properties are bound.

5.3.  Place of Business. Your principal place of business and your books and records relating to the Accounts are located at the address set forth at the end of this Agreement.

5.4.  Collateral. You are the sole owner of the Collateral free and clear of all liens and encumbrances (including liens and encumbrances subordinate to our lien and security interest), except for those created by this Agreement or permitted by us in writing. As to inventory which is included in the Collateral, such inventory is not stored with any third-party bailee, warehouseman or similar party or under consignment to or from any person. All such inventory is currently salable or usable in the normal course of your business.

5.5.  With Respect to Accounts. You represent and warrant to us that, with respect to each of your Accounts, whether now existing or hereafter arising:

5.5.1. You are the sole owner of the Account free and clear of all liens and encumbrances (including liens and encumbrances subordinate to our lien and security interest), except for those created by this Agreement or permitted by us in writing.

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5.5.2.   You are not affiliated with and do not own, control, or exercise dominion, in any way whatsoever, over the business of the Account Debtor.

5.5.3.  The Account represents an accurate and undisputed statement of indebtedness of the Account Debtor on account of a bona fide sale or lease by of non-defective, conforming goods or the due performance by you of services, as the case may be.

5.5.4.  The Account is the valid obligation of and is legally binding upon the Account Debtor enforceable against the Account Debtor in accordance with its terms. All signatures and endorsements appearing on the invoices and documents relating to the Accounts are genuine, and all signatories and endorsers have full capacity and authority and were fully authorized to contract for the purchase or lease of the goods and/or services giving rise to the Account.

5.5.5.  The Account is not subject to any Dispute, defense, offset, counterclaim or any allowance, deduction, contingency or condition.

5.5.6.  The Account is not on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis.

5.5.7.  To the best of your knowledge based on due inquiry, the Account Debtor is not Insolvent.

5.5.8.  The sale of the Account to us is accurately and properly entered and reflected on your books and records.

6.	COVENANTS

6.1. Periodic Reports. Until full and indefeasible payment of all of your Obligations, you will furnish to us the following information regarding your operations and financial condition from time to time as specified:

6.1.1.  Within thirty (30) days after the close of each quarter, a balance sheet, income statement, and cash flow statement as of the last day of such quarter and year to date.

6.1.2.  Within five (5) days after the close of each month, (a) an accounts payable aging and list and (b) an accounts receivable aging and list (whether or not such accounts are Assigned Accounts), in each case as of the last day of such month, in such form and containing such detail as we may reasonably require.

6.1.3.  Copies of all receipts and other evidence of your payment of United States withholding, FICA and applicable state and local payroll taxes, in each case as such payments are made; and copies of any and all FICA and FUTA income tax withholding reports when and as filed.

6.1.4.  Within sixty (60) days before the close of your fiscal year, a reasonable projection (including assumptions) of your sales and net income and operating expenses on a monthly basis through the end of the next succeeding fiscal year.

6.1.5.  Within ninety (90) days following the close of your fiscal year, a balance sheet and income statement as of the close of such fiscal year and for the year then ended.

6.1.6.  Copies of your federal income tax returns (together with all schedules) and extensions requests, if any, when and as filed.

6.1.7.  Such additional financial information regarding your operations and financial condition as we may require in our discretion from time to time.

6.2. Standards. All financial statements provided by you under this Section 6 shall be prepared in accordance with generally accepted accounting principles, consistently applied. You hereby represent and warrant that any and all financial statements provided by you are and shall be true, accurate and complete.

6.3. Field Audits. Upon reasonable notice by us, you will permit any authorized representative designated by us to visit your place or places of business during business hours and to inspect your books of account, records, correspondence and other documents and to make copies thereof and extracts therefrom. You authorize us to discuss your affairs, finances and accounts with your employees, agents, and independent certified public accountants or other parties preparing financial statements and/or tax returns for you or on your behalf. Any such inspection shall be at your sole cost and expense and you will reimburse us for such costs and expenses on demand.

6.4. Recordkeeping. You will maintain all shipping documents, delivery receipts and invoices relating to your Accounts available for inspection and copying by us, and you will deliver them to us promptly upon our request. Each sale of Accounts will be reflected as a sale on your books and financial statements in accordance with generally accepted accounting principles.

6.5. Use of Proceeds. You will use the proceeds of any and all sales of your Accounts to us under this Agreement solely for working capital in the ordinary course of your business operations.

6.6. Other Covenants. Until full and indefeasible payment of all of your Obligations:

6.6.1.  You shall:

(a)  Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with past practice and/or as is usually carried by companies engaged in similar businesses in the same general areas in which you operate;

(b)  Maintain and preserve all of your assets and properties, real and personal, in good working order and condition, ordinary wear and tear excepted;

(c)  Preserve and maintain your corporate existence and good standing, rights, franchises and privileges under applicable law;

(d)  Pay and discharge before the same shall become delinquent (i) all taxes, assessments and governmental charges or levies imposed upon you or your property, and (ii) all lawful claims which, if unpaid, might by operation of law or otherwise become a lien upon your property;

(e)   Maintain yourself in good standing with any and all federal and state licensing and regulatory authorities and governmental agencies having jurisdiction over your activities; and

(f)   Comply fully with all laws, rules, regulations, and executive orders of federal, state and municipal governments, bureaus, commissions, agencies or any of them applicable to you or your assets or properties.

6.6.2.  Without our prior written consent, which consent may be withheld in our sole and absolute discretion, you shall not:

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(a) Permit or consent to the creation or incurrence by you of any indebtedness or obligation for borrowed money, other than to us pursuant to this Agreement;

(b) Make any material change in the nature of your business:

(c) Merge or consolidate with any other firm or corporation;

(d) Grant, create, incur or suffer or permit to exist any mortgage, pledge, security interest in or lien upon, or for any other purpose assign or transfer, either absolutely or as collateral security, any of the Collateral except to or in favor of us pursuant to this Agreement or as we may otherwise agree in writing;

(e) Declare or pay any dividends on, or make any distribution with respect to, or purchase, redeem, or otherwise acquire for value any of your capital stock; or

(f) Make (i) any loan or advance to any of your shareholders, directors, officers or employees, or any person or business entity that controls you, that you control, or that is under common control with you, directly or indirectly (each an “Affiliate”); or (ii) any payment of money or transfer of property to any third party (including but not limited to any Affiliate) in respect of any indebtedness for borrowed money or any other obligation now or hereafter owing by you to such third party.

7.	SECURITY AGREEMENT

7.1  Grant of Security Interest, Collateral Defined. To secure payment and performance of (i) all of your obligations to us under this Agreement, including, without limitation, repurchase and indemnity obligations and obligations for costs and expenses, and (ii) any and all of your other obligations, liabilities, covenants, duties and indebtedness to us, whether now existing or hereafter incurred or arising, by reason of any other extension of credit, opening of a letter of credit, acceptance, or loan by us, any guaranty by you of the obligations of any affiliate or other third party, or otherwise (collectively, your “Obligations”), you hereby pledge, assign and grant to us a continuing lien and security interest in the following property, both now owned and existing and hereafter created, acquired and arising, regardless of where located (collectively, the “Collateral”):

7.1.1   All of your accounts, whether or not accepted by us or specifically sold to us;

7.1.2.  All of your goods, including but not limited to inventory and equipment;

7.1.3.  All of your general intangibles, chattel paper, commercial tort claims, deposit accounts, documents, instruments, investment property, letter-of-credit rights, letters of credit, and money;

7.1.4.  All cash and non-cash proceeds and products of any of the foregoing, including any claim against third parties in any way related to the foregoing;

7.1.5.  All rights which you now have or hereafter may have to the payment of money not otherwise included in the foregoing, including without limitation tax refunds and proceeds of insurance of every kind and description; and

7.1.6.  All books and records relating to any of the foregoing, including but not limited to hard drives, compact disks, floppy disks, and/or other digital storage media comprising such records in whole or in part.

7.2.  Financing Statements. Pursuant to Section 9-502 of the UCC, you hereby authorize us to file such financing statements (including amendments thereto and continuation statements thereof) as we may reasonably require in order to perfect our security interest in the Collateral.

7.3.  Defined Terms. As used in this Section, uncapitalized terms describing categories of Collateral shall have the meaning, if any, respectively ascribed to such terms under the UCC.

8.	TERM AND TERMINATION

8.1. Initial Term; Renewal. The term of this Agreement shall be an initial period of two (2) years commencing on the Effective Date (the “Initial Term”). Thereafter, unless terminated in accordance with Paragraph 8.2, this Agreement shall automatically renew for successive one (1) year periods (“Renewal Terms”) without the necessity of any further notice or action on the part of either party hereto. (As used in this Agreement, “Term” means the total period comprising the Initial Term and any and all Renewal Terms.)

8.2. Termination.

8.2.1.  Subject to Paragraph 2.6, you may terminate this Agreement by written notice to us not less than ninety (90) days prior to the end of the Initial Term or subsequent Renewal Terms.

8.2.2.  We may terminate this Agreement (i) at any time for our convenience by written notice to you upon not less than ten (10) days prior to the effective date of termination stipulated in such notice or (ii) immediately upon written notice to you upon the occurrence of an Event of Default.

8.3. Survival of Terms. Notwithstanding the foregoing, the provisions of this Agreement and all of our rights and interests hereunder shall survive any termination pursuant to Paragraph 8.2 and shall continue in full force and effect until all Assigned Accounts and all of your Obligations hereunder have been fully and indefeasibly paid and performed.

8.4. Termination Statement. At any time after the later of (i) the effective date of the termination of this Agreement or (ii) the date on which all Assigned Accounts and all of your Obligations hereunder have been fully and indefeasibly paid and performed, you may request and we will deliver to you UCC termination statements with respect to any and all recorded financing statements covering the Collateral then in our favor, provided such request is in writing and accompanied by a written general release by you in our favor in form and substance satisfactory to us and our counsel. To the maximum extent permitted by law, you hereby waive any and all statutory rights under Section 9-513 of the UCC you may otherwise have prior to the termination of this Agreement to require us to deliver UCC termination statements in respect of the Collateral.

9.	DEFAULT AND REMEDIES

9.1. Events of Default. As used in this Agreement, “Event of Default” means any of the fallowing:

9.1.1. Any material breach by you of any term, covenant, condition, representation or warranty under this Agreement, Including but not limited to any failure by you to provide us with any material information required to be disclosed pursuant to Paragraph 6.1 within the time periods specified in such paragraph.

9.12. Without limiting the generality of the foregoing, the existence of unresolved Disputes or any breach or breaches of your representations, warranties or covenants under this Agreement affecting or with respect to Assigned Accounts which, in the aggregate, constitute or exceed twenty-five percent (25%) (The “Default Percentage”), by face value or number, of all then outstanding Assigned Accounts.

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9.1.3.            The accumulation of Late Accounts (whether or not then outstanding) since the commencement of the Term which in the aggregate constitute or exceed, by face value or number, the Default Percentage of all Assigned Accounts since the inception of the Term.

9.1.4.            Any failure by you to pay or reimburse us, as me case may be, any monetary amount to which we are entitled hereunder as and when the same shall become due.

9.1.5.            Any material adverse change in your management, financial condition or business prospects or those of any guarantor of your Obligations.

9.1.6.            The discontinuance or suspension of your present business operation.

9.1.7.            Your becoming insolvent or unable to meet your debts as they mature, or the commencement against you of any proceeding for relief under any provision of any federal or state bankruptcy, insolvency or other similar law, or the filing or issuance against you of any injunction, attachment, judgment or lien on any of your property, or the appointment of a receiver, custodian or trustee of any kind for you or any of your property.

9.1.8.            Any act of theft, embezzlement, fraud, conversion, misappropriation of funds or other willful act of dishonesty in connection with this Agreement by you or any of your directors, officers, employees, agents or representatives.

9.2.  Remedies. In addition to any other remedies available to us under this Agreement or applicable law, upon and after the occurrence of an Event of Default:

9.2.1.            We will have the right to enforce against you immediate payment of all of your Obligations.

9.2.2.            With respect to the Collateral, we will have and may exercise all of the rights of a secured party under the UCC.

9.2.3.            You hereby authorize and empower any attorney designated by us or any clerk of any court of record to appear for you in any court of record and confess judgment against you without prior hearing, in favor of us for and in the amount of your Obligations then outstanding plus costs of suit and attorneys’ fees in an amount equal to 10% of the Obligations then outstanding. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as we shall deem necessary or desirable, for all of which this Agreement shall be a sufficient warrant.

9.2.4.            We may notify the postal authorities to change the address for delivery of your mail to such address as we may designate and shall have the right to receive, open, and maintain in our custody any and all of your mail thereafter, provided, however, that we will turn over to you any mail not related directly or indirectly to the enforcement of our remedies hereunder.

10.	NOTICES

10.1.        All notices required or permitted to be given under or by reason of this Agreement (“Notices”) shall be in writing and shall be hand- delivered to the recipient or sent to the recipient (a) by reputable overnight courier, postage pre-paid; (b) by registered or certified mail, return receipt requested and postage pre-paid; or (c) by facsimile or electronic mail if listed, provided the original of the Notice in such case shall also be hand- delivered or sent in the manner provided by clause (a) or (b) of this paragraph. All Notices to a party shall be sent to such party at the address set forth below its signature hereto or to such other notice address as such party may designate by written notice to the other party. If properly sent and addressed, a Notice shall be deemed to have been effectively given of the earliest of the following: (i) actual receipt (by whatever means) by the party to whom the same is addressed; (ii) the immediately succeeding business day if such Notice is sent to such party in the manner provided in clause (a) of this section; (iii) three (3) business days after mailing if such Notice is sent to such party in the manner provided in clause (b) of this section; or (iv) if the Notice is transmitted to such party in the manner provided in clause (c) of this section, the date of transmittal or, if the date of transmittal is other than a business day or if the time of transmittal is later than 5:00 p.m., Eastern Time, the next succeeding business day.

11.	MISCELLANEOUS

11.1.        Binding Effect. This Agreement will bind you and your successors and assigns, and will inure to the benefit of us and our successors and assigns.

11.2.        No Assignment. You may not assign or transfer any of your rights or obligations under this Agreement without our prior written consent, which consent may be withheld by us in our sole and absolute discretion. Any assignment or transfer prohibited by this paragraph shall be null and void.

11.3.        Complete Agreement. This Agreement and the related Assignments constitute the entire agreement between us with respect to the subject matter hereof and all previous agreements or discussions between us relating to the subject matter hereof, written or oral, are hereby terminated and/or superseded by this Agreement. This Agreement may be amended or modified only by a written instrument signed by both parties. No amendment or modification of any provision of this Agreement shall be established or implied by conduct, custom, or course of dealing.

11.4.        No Waiver. No delay or failure by us in exercising any of our rights or remedies shall operate as a waiver of such right or remedy or of any other right or remedy. No waiver by us of a right or remedy shall be valid unless in writing signed by us, and then only to the extent provided.

11.5.        Governing Law, Etc. This Agreement shall be deemed to have been made in the State of Maryland and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of Maryland, without regard to conflict of laws principles.

11.6.        Venue and Jurisdiction. Any judicial proceeding arising out of or relating to this Agreement shall be brought and adjudicated (a) in the case of any Original Claim made by you against us, solely in the State of Maryland, and (b) in the case of any Original Claim made by us against you, in the State of Maryland, or, at our sole and exclusive option, anywhere within the jurisdiction where you are domiciled or have your principal place of business. As used in this Paragraph. “Original Claim” means the first formally commenced proceeding in connection with a matter or series of related matters, it being understood and agreed that any subsequently asserted claim, defense or counterclaim arising out of or relating to such matter or matters shall be subject to the same venue as the Original Claim.

ContinuityX, Inc. 8-31-2011

For purposes of any judicial proceeding under this Agreement, you hereby irrevocably consent, submit, and waive any and all objections to the personal jurisdiction of the state and federal courts of the State of Maryland over you and your affiliates.

11.7.        Further Assurances. Each of us shall do, take, execute, acknowledge if required and deliver such further and additional acts, actions, documents, instruments or writings not specifically referred to herein as may be necessary, required, proper, desirable or convenient for the purpose of fully effectuating the provisions hereof.

11.8.        Remedies Cumulative. Our rights and remedies under this Agreement shall be cumulative and concurrent and in addition to any and all other rights and remedies available to us under applicable law. No such right or remedy is intended to be exclusive; and the exercise by us of any such right or remedy shall not preclude the simultaneous or later exercise by us of other rights and remedies.

11.9.        Construction. This Agreement has been negotiated by the parties and shall be construed and interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

11.10.      Execution and Delivery. This Agreement may be executed simultaneously in two or more counterparts, each of which shall he deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all documents, ancillary agreements, and instruments delivered pursuant hereto may be delivered by facsimile or by electronic mail in digitally scanned format; and the signature of a party on any such facsimile or scanned document shall have the same effect as such party’s original signature for all purposes of this Agreement.

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ContinuityX, Inc. 8-31-2011

WAIVER OF RIGHT TO TRIAL BY JURY

12. ANY SUIT, ACTION OR JUDICIAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE TRIED BY THE COURT AND NOT BY A JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT OF SUCH PARTY TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal intending to be legally bound as of the date last written below.

CONTINUITYX, INC.				FOREST CAPITAL, LLC

By	/s/ David Godwin	(SEAL)	By		(SEAL)
[notarized signature of authorized officer]
Name:
Print Name: David Godwin
Title:	President		Title:

Date:	Sept 6, 2011		Date:

Address: 610 State Route 116, Suite C	54 Scott Adam Road, Suite 101
Metarnora, IL 61548	Cockeysville. MD 21030
Phone #: 443-275-9669
Fax #: 309-367-2801	Fax #: 443-927-7517
Taxpayer I.D.#: 45-1072633

State of	Illinois	)
) TO WIT:
County of	Woodford	)

I HEREBY CERTIFY, that on this 6th day of Sept, 2011, before me, a Notary Public of said State, personally appeared, known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument, and acknowledged that he/she executed the same as David Godwin and on behalf of ContinuityX for the purposes therein contained.

WITNESS my hand and Notarial Seal.

Joann D. Krumwiede

Notary Public
My Commission Expires:
OFFICIAL SEAL
JOANN D. KRUMWIEDE
Notary Public - State of Illinois
My Commission Expires Jun 02, 2015

ContinuityX, Inc. 8-31-2011

EXHIBIT A
TO MASTER FACTORING AGREEMENT

FORM OF ASSIGNMENT

See attached.

ContinuityX, Inc. 8-31-2011